Exhibit 5.5

Dykema Gossett PLLC Suite 300 39577 Woodward Avenue Bloomfield Hills, Michigan 48304 www.dykema.com Tel: (248) 203-0700 Fax: (248) 203-0763

October 21, 2011

Tomkins, Inc.

Tomkins, LLC

155 Wewatta Street

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as special Michigan counsel for Dexter Chassis Group, Inc., a Michigan corporation (the “Guarantor”), in connection with the Registration Statement on Form F-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of $1,150,000,000 aggregate principal amount of 9% Senior Secured Second Lien Notes due 2018 (the “Exchange Notes”) of Tomkins, Inc., a Delaware corporation, and Tomkins, LLC, a Delaware limited liability company, (collectively, the “Issuers”), for an equal principal amount of outstanding 9% Senior Secured Second Lien Notes due 2018 (the “Initial Second Lien Notes”) of the Issuers, and the guarantee of the Exchange Notes (the “Guarantee”) by, among other entities, the Guarantor pursuant to the Indenture referred to below. The Initial Second Lien Notes have been, and the Exchange Notes will be, issued pursuant to an indenture , dated as of September 29, 2010, among the Issuers, the Guarantor and Wilmington Trust FSB, as trustee (the “Trustee”), among other parties , as supplemented by the First Supplemental Indenture dated as of November 18, 2010, the Second Supplemental Indenture dated as of December 21, 2010, the Third Supplemental Indenture dated as of December 23, 2010, the Fourth Supplemental Indenture dated as of January 20, 2011, the Fifth Supplemental Indenture dated as of February 23, 2011 (the “Fifth Supplemental Indenture), the Sixth Supplemental Indenture dated as of February 24, 2011 and the Seventh Supplemental Indenture dated as of March 3, 2011 (collectively, the “Indenture”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Guarantor, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Guarantor and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Indenture and the Guarantee contained therein; and

(b)	the form of Exchange Notes attached to the Indenture as an Exhibit.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Guarantor.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1) The Guarantor (a) is a corporation existing and in good standing under the laws of the State of Michigan, and (b) has the necessary corporate power to guarantee the Exchange Notes pursuant to the terms of the Indenture.

(2) The Guarantee of the Exchange Notes pursuant to the terms of the Indenture and the execution and delivery of the Indenture have been duly authorized by all necessary corporate action of, and the Indenture has been executed and delivered by, the Guarantor.

The opinions expressed herein with respect to the existence and/or good standing of the Guarantor are based solely on certificates of public officials as to factual matters and legal conclusions set forth therein.

The opinions set forth above are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

For purposes of the opinions expressed herein, we assume for purposes of this opinion that the each of the other parties to the Indenture (other than the Guarantor) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that each such party is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by each such party and constitutes the legally valid, binding and enforceable obligation of each such party enforceable against each such party in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of Michigan. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date of effectiveness of the Registration Statement, and we undertake no obligation to supplement this letter if any applicable laws change after that date or if we become aware of any facts that might change the opinions expressed herein after that date or for any other reason.

This opinion may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended (the “Act”). This opinion also may be relied upon by Latham & Watkins LLP in connection with the issuance of its opinion letter in connection with the Registration Statement, and any amendments thereto, including any post-effective amendments to be filed by the Issuers with the Securities and Exchange Commission under the Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Dykema Gossett PLLC